Exhibit 10.4

Privileged & Confidential

TAX RECEIVABLE AGREEMENT

by and among

[●],

EVENTS.COM, INC,

and

[Mitch Thrower],

as Tax Matters Representative

Dated as of

[●]

TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (this “Agreement”), dated as of [●] is hereby entered into by and among EVENTS.COM, INC., a California corporation (the “Company”), [●], a Delaware corporation (“Parent”), [Mitch Thrower], solely in the capacity of the Tax Matters Representative (the “Tax Matters Representative”), and the other Persons that are “Sellers” hereunder. Capitalized terms used but not otherwise defined herein have the respective meanings set forth in the Merger Agreement (as defined below).

RECITALS

WHEREAS, the Persons listed as Company Stockholders or Company Securityholders on Schedule A hereto (and together with each other Person who executes a Joinder and becomes a party hereto, collectively, the “Sellers”) are the record owners of the issued and outstanding Company Stock or Company Securities as listed on Schedule A;

WHEREAS, Parent, Concord Merger Sub, Inc., a California corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”), and the Company entered into the Agreement and Plan of Merger, dated as of [●], 2024 (the “Merger Agreement”);

WHEREAS, on the Closing Date (as defined herein), pursuant to the Merger Agreement, (a) Merger Sub shall merge with and into the Company, with the Company surviving the Merger and (b) following the Merger, the separate corporate existence of Merger Sub will cease, and the Company will continue as the surviving corporation of the Merger and as a wholly-owned Subsidiary of Parent;

WHEREAS, upon completion of the Merger, Parent and the Group Companies shall make an election to file a consolidated return and be treated as a consolidated group for U.S. federal income tax purposes, and may make similar elections under applicable state and local law, if available;

WHEREAS, prior to and as a result of the Merger, the Group Companies have generated Tax Benefits (as defined herein) that Parent and its Subsidiaries may be entitled to utilize following the Closing; and

WHEREAS, this Agreement is intended to provide payments to the Sellers in an amount equal to eighty-five percent (85%) of the Realized Tax Benefit (as defined herein) from the utilization of the Tax Benefits subject to the terms hereof.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions set forth in this Agreement, and intending to be legally bound hereby, each party hereby agrees:

ARTICLE I

DEFINITIONS

Section 1.1.             Definitions. As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“Accrued Amount” has the meaning set forth in Section 3.1(b).

“Actual Tax Liability” means, with respect to any Taxable Year, the actual liability for

Taxes of Parent and its Subsidiaries for such Taxable Year.

“Agreed Rate” means a per annum rate of SOFR plus 100 basis points. “Agreement” is defined in the preamble.

“Amended Schedule” is defined in Section 2.2(b).

“Assumed State and Local Tax Rate” means the tax rate equal to the sum of the product of

(x) the highest corporate income and franchise Tax rate(s) for each state and local jurisdiction in which Parent or any of its Subsidiaries files income or franchise Tax Returns for each relevant Taxable Year and (y) the income and franchise Tax apportionment rate(s) for Parent and its Subsidiaries for such state and local jurisdiction for such Taxable Year; provided, that the Assumed State and Local Tax Rate calculated pursuant to the foregoing shall be reduced by the assumed federal income Tax benefit received by Parent with respect to state and local jurisdiction income and franchise Taxes (with such benefit calculated as the product of (a) Parent’s marginal U.S. federal income tax rate for the relevant Taxable Year and (b) the Assumed State and Local Tax Rate (without regard to this proviso)).

“Business Day” means any day except Saturday, Sunday or any days on which banks are authorized to close for business in New York, New York.

“Change of Control” has the meaning set forth in the Merger Agreement. “Closing Date” means the date of the closing of the Merger.

“Code” means the United States Internal Revenue Code of 1986, as amended. “Company” is defined in the preamble.

“Default Rate” means a per annum rate of SOFR plus 500 basis points.

“Determination” has the meaning ascribed to such term in Section 1313(a) of the Code or similar provision of state and local tax law, as applicable, or any other event (including the execution of IRS Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax.

“Divestiture” means the sale of a Group Company, other than any such sale that is part of a Change of Control.

“Divestiture Acceleration Payment” is defined in Section 4.4(c).

“Early Termination Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.

“Early Termination Effective Date” is defined in Section 4.3. “Early Termination Notice” is defined in Section 4.3.

“Early Termination Schedule” is defined in Section 4.3. “Early Termination Payment” is defined in Section 4.4(b). “Early Termination Rate” means SOFR plus 100 basis points. “Expert” is defined in Section 6.8.

“Group Companies” means, collectively, the Company and each of its Subsidiaries.

“Hypothetical Tax Liability” means, with respect to any Taxable Year, the liability for Taxes of Parent and its Subsidiaries (in each case, using the same methods, elections, conventions, and similar practices used on the Parent Group Return), but without taking into account the use of Tax Benefits for the Taxable Year. The Hypothetical Tax Liability shall be determined (A) without taking into account the carryover or carryback of any Tax item (or portions thereof) that is attributable to any Tax Benefits, (B) using the Assumed State and Local Tax Rate, solely for purposes of calculating the state and local Hypothetical Tax Liability of Parent and its Subsidiaries and (C) to the extent not addressed in clause (B) of this sentence, using reasonable estimation methodologies for calculating the portion of any of the foregoing items attributable to U.S. state or local Taxes.

“IRS” means the U.S. Internal Revenue Service.

“Joinder” means a joinder to this Agreement, in form and substance substantially similar to Exhibit B to this Agreement.

“Legal Dispute” means any action, suit or proceeding between or among the parties arising in connection with any disagreement, dispute, controversy or claim arising out of or relating to this Agreement or any related document.

“Material Objection Notice” is defined in Section 4.3. “Merger” is defined in the recitals.

“Merger Agreement” is defined in the recitals.

“Net Tax Benefit” is defined in Section 3.1(b).

“NOLs” means any U.S. federal, state and local net operating losses or net operating loss carryforwards (i) of the Group Companies in existence as of the end of day on the Closing Date and (ii) without duplication, of Parent and its Subsidiaries attributable to any Transaction Deductions.

“Objection Notice” is defined in Section 2.2(a).

“Payment Date” means any date on which a payment is made pursuant to this Agreement.

“Person” means any individual, firm, partnership, joint venture, corporation, trust, limited liability company, unincorporated organization or other entity.

“Pro Rata Portion” has the meaning set forth in the Merger Agreement.

“Parent” is defined in the recitals.

“Parent Group Return” means the United States federal, state or local Tax Return, as applicable, of the affiliated or consolidated group of which Parent is the parent, filed with respect to Taxes of any Taxable Year.

“Realized Tax Benefit” means, for a Taxable Year, the excess, if any, of the Hypothetical Tax Liability for such Taxable Year over the Actual Tax Liability of Parent and its Subsidiaries for such Taxable Year. If all or a portion of the actual liability for such Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.

“Reconciliation Dispute” is defined in Section 6.8.

“Reconciliation Procedures” is defined in Section 2.2(a).

“Schedule” means (i) a Tax Benefit Schedule, or (ii) the Early Termination Schedule.

“Sellers” is defined in the recitals.

“SOFR” means the Secured Overnight Financing Rate, as reported by the Wall Street Journal.

“Subsidiary” or “Subsidiaries” means any Person of which Parent (or other specified Person) shall own directly or indirectly through a Subsidiary, a nominee arrangement or otherwise at least a majority of the outstanding capital stock (or other shares of beneficial interest) entitled to vote generally or otherwise have the power to elect a majority of the board of directors or similar governing body (including, for the avoidance of doubt, any Group Company following the Closing).

“Tax Benefit Payment” is defined in Section 3.1(b).

“Tax Benefit Schedule” is defined in Section 2.1(a).

“Tax Benefits” means the NOLs, capital losses, research and development credits, excess Section 163(j) limitation carryforwards, charitable deductions, foreign Tax credits, TRA Tax Benefits, California Competes credits, California utility credits, apprenticeship credits and grants, and any Tax attributes that Parent and its Subsidiaries are entitled to utilize following the Merger that relate to periods (or portions thereof) prior to the Merger; provided, however, that in order to determine the amount of such Tax Benefits, the Taxable Year of Parent and its Subsidiaries that includes Closing Date shall be deemed to end as of the close of such Closing Date.

“Tax Return” means any return, declaration, report or similar statement required to be filed with respect to Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

“Taxable Year” means a taxable year as defined in Section 441(b) of the Code or a comparable section of state or local tax law, as applicable (and, therefore, for the avoidance of doubt, may include a period of less than 12 months for which a Tax Return is made), ending on or after the Closing Date.

“Taxes” means any and all U.S. federal, state and local taxes, assessments or similar charges that are based on or measured with respect to net income or profits, and any interest related to such Tax.

“Taxing Authority” means any domestic, foreign, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising regulatory authority relating to Taxes.

“TRA Tax Benefits” means (i) any interest imputed with respect to Parent’s and its Subsidiaries’ payment obligations under this Agreement under Sections 1272, 1274 or 483 (or other provision of the Code) and any similar provision of state and local tax law, and (ii) any other deductions available to Parent or its Subsidiaries attributable to Parent’s payment obligations under this Agreement.

“Transaction Deductions” has the meaning set forth in the Merger Agreement.

“Transferred Tax Benefits” means, in the event of a Divestiture, the Tax Benefits attributable to the Group Companies sold in a Divestiture to the extent such Tax Benefits are transferred as part of such Divestiture under applicable Tax law (disregarding any limitation on the use of such Tax Benefits as a result of the Divestiture) and do not remain under the applicable tax law as a Tax asset of Parent or its Subsidiaries (other than the entity sold in such Divestiture).

“Treasury Regulations” means the final and temporary regulations promulgated under the Code.

“Valuation Assumptions” means, as of an Early Termination Date, the assumptions that (i) in each Taxable Year ending on or after such Early Termination Date, Parent and its Subsidiaries will have taxable income sufficient to fully utilize all Tax Benefits during such Taxable Year (including, for the avoidance of doubt, TRA Tax Benefits that would result from Tax Benefit Payments that would be paid in accordance with the Valuation Assumptions, further assuming such Tax Benefit Payments would be paid on the due date, without extensions, for filing the Parent Group Return for the applicable Taxable Year) in which such Tax Benefits would become available; (ii) any deduction, loss, capital loss, disallowed interest expense, credit or similar carryovers generated by any Tax Benefits that are available in the Taxable Year that includes the Early Termination Date and any Tax Benefits that have not been previously utilized in determining a Tax Benefit Payment as of the Early Termination Date, will be utilized by Parent and its Subsidiaries in the earliest possible Taxable Year permitted by the Code and the Treasury Regulations; and (iii) the U.S. federal income tax rates that will be in effect for each Taxable Year ending on or after such Early Termination Date will be those specified for each such Taxable Year by the Code and the tax rates for U.S. state and local income taxes shall be the Assumed State and Local Tax Rate, in each case as in effect on the Early Termination Date, except to the extent any change to such tax rates for such Taxable Years have already been enacted into law.

ARTICLE II

DETERMINATION OF REALIZED TAX BENEFIT

Section 2.1.            Tax Benefit Schedule.

(a)            Tax Benefit Schedule. Within sixty (60) calendar days after the filing of a Parent Group Return for any Taxable Year, Parent shall provide to the Tax Matters Representative a schedule showing, in reasonable detail, the calculation of the Realized Tax Benefit for such Taxable Year (a “Tax Benefit Schedule”). The Tax Benefit Schedule will become final as provided in Section 2.2(a) and may be amended as provided in Section 2.2(b).

(b)            Applicable Principles. The Realized Tax Benefit for each Taxable Year is intended to measure the decrease in the actual liability for Taxes of Parent and its Subsidiaries for such Taxable Year (calculated using certain rules and assumptions, as set forth herein) that is attributable to the Tax Benefits, determined using a “with and without” methodology. It is intended that the provisions of this Agreement will not result in duplicative payment of any amount (including interest) required under this Agreement. For purposes of calculating the Realized Tax Benefit for any Taxable Year, carryovers or carrybacks of any U.S.

federal income Tax item attributable to the Tax Benefits shall be considered to be subject to the rules of the Code and the Treasury Regulations, as applicable, governing the use, limitation and expiration of carryovers or carrybacks of the relevant type. If a carryover or carryback of any Tax item includes a portion that is attributable to any Tax Benefit and another portion that is not so attributable, such respective portions shall be considered to be used in accordance with the “with and without” methodology such that the portion that is not attributable to a Tax Benefit is deemed utilized first. For the avoidance of doubt, the liability for Taxes will take into account the deduction of the portion of the Tax Benefit Payment that must be accounted for as interest under the Code based upon the characterization of Tax Benefit Payments as additional consideration payable by Parent as consideration in the Merger.

Section 2.2.             Procedures, Amendments.

(a)            Procedure. Each time Parent delivers to the Tax Matters Representative an applicable Schedule pursuant to this Agreement, including any Amended Schedule delivered pursuant to Section 2.2(b), but excluding any Early Termination Schedule or amended Early Termination Schedule, Parent shall also (x) deliver to the Tax Matters Representative schedules, workpapers, and a reasonably detailed calculation by Parent of the Hypothetical Tax Liability, the Actual Tax Liability and the Realized Tax Benefit and (y) allow the Tax Matters Representative reasonable access during normal business hours at no cost to the appropriate representatives at the Company or any relevant Subsidiary of Parent, as appropriate, as requested by the Tax Matters Representative in connection with a review of such Schedule. Without limiting the application of the preceding sentence, upon the reasonable request of the Tax Matters Representative, Parent shall deliver to the Tax Matters Representative any other relevant work papers and the final Company Return for the applicable Taxable Year. An applicable Schedule or amendment thereto shall become final and binding on all parties thirty (30) calendar days from the date upon which the Tax Matters Representative has received the applicable Schedule or amendment thereto unless the Tax Matters Representative (i) within thirty (30) calendar days after receiving an applicable Schedule or amendment thereto, provides the Company with notice of a material objection to such Schedule (an “Objection Notice”) made in good faith or (ii) provides a written waiver of such right of any Objection Notice within the period described in clause (i) above, in which case such Schedule or amendment thereto becomes binding on the date the waiver is received by Parent. If the parties, for any reason, are unable to successfully resolve the issues raised in the Objection Notice within thirty (30) calendar days after receipt by Parent of an Objection Notice, Parent and the Tax Matters Representative shall employ the reconciliation procedures as described in Section 6.8 (the “Reconciliation Procedures”).

(b)            Amended Schedule. The applicable Schedule for any Taxable Year may be amended from time to time by Parent (i) in connection with a Determination affecting such Schedule, (ii) to correct inaccuracies in the Schedule, (iii) to comply with the Expert’s determination under the Reconciliation Procedures, (iv) to reflect a change in the Realized Tax Benefit for such Taxable Year attributable to a carryback or carryforward of a Tax item to such Taxable Year, or (v) to reflect a change in the Realized Tax Benefit for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year (any such Schedule, an “Amended Schedule”).

ARTICLE III

TAX BENEFIT PAYMENTS

Section 3.1.            Payments.

(a)            Payments. Within five (5) calendar days after a Tax Benefit Schedule delivered to the Tax Matters Representative becomes final in accordance with Section 2.2(a), Parent shall pay (or cause to be paid) to the Sellers in accordance with their Pro Rata Portion the Tax Benefit Payment for such Taxable Year as determined pursuant to Section 3.1(b). Each such Tax Benefit Payment shall be made by wire transfer of immediately available funds to the bank account as such Seller may specify in writing to Parent.

(b)            A “Tax Benefit Payment” for a Taxable Year means an amount, not less than zero, equal to the sum of the Net Tax Benefit and the Accrued Amount with respect thereto for such Taxable Year. Exhibit A attached hereto sets forth the categories of the applicable Tax Benefits as of the Closing Date. Subject to Section 3.3, the “Net Tax Benefit” for a Taxable Year shall be an amount equal to the excess, if any, of (i) 85% of the Realized Tax Benefit as of the end of such Taxable Year over (ii) the total amount of payments previously made under this Section 3.1 (excluding payments attributable to Accrued Amounts); provided, for the avoidance of doubt, that no Seller shall be required to return any portion of any previously made Tax Benefit Payment. The “Accrued Amount” with respect to any portion of a Net Tax Benefit shall equal an amount determined in the same manner as interest on such portion of the Net Tax Benefit for a Taxable Year calculated at the Agreed Rate from the due date (without extensions) for filing the Company Return for such Taxable Year until the Payment Date. For the avoidance of doubt, for Tax purposes, the Accrued Amount shall not be treated as interest but shall instead be treated as additional consideration for the acquisition of Company Stock in the Merger.

Section 3.2.             Late Payments. The amount of all or any portion of any Tax Benefit Payment or Early Termination Payment not made to the Sellers when due under the terms of this Agreement shall be payable together with any interest thereon, computed at the Default Rate and commencing from the date on which such Tax Benefit Payment or Early Termination Payment was properly due and payable.

Section 3.3.             Coordination of Benefits.

(a)            If for any reason Parent does not fully satisfy its payment obligations to make all Tax Benefit Payments due under this Agreement in respect of a particular Taxable Year, then (i) Parent will pay (or cause to be paid) the same proportion of each Tax Benefit Payment due to each Seller in respect of such Taxable Year, without favoring one obligation over the other, and (ii) no Tax Benefit Payment shall be made in respect of any Taxable Year until all Tax Benefit Payments in respect of prior Taxable Years have been made in full.

(b)            To the extent Parent makes (or causes to be made) a payment to a Seller in respect of a particular Taxable Year under Section 3.1(a). (taking into account Section 3.3(a) and this Section 3.3(b), but excluding payments attributable to Accrued Amounts) in an amount in excess of the amount of such payment that should have been made to such Seller in respect of such Taxable Year, then (i) such Seller shall not receive further payments under Section 3.1(a) until such Seller has foregone an amount of payments equal to such excess and any Accrued Amounts paid attributable to such excess and (ii) Parent will pay (or cause to be paid) the amount of such Seller’s foregone payments (other than any foregone payments in respect of Accrued Amounts) to the other Persons to whom a payment is due under this Agreement in a manner such that each such Person to whom a payment is due under this Agreement, to the maximum extent possible, receives aggregate payments under Section 3.1(a) (taking into account Section 3.3(a) and this Section 3.3(b), but excluding payments attributable to Accrued Amounts) in the amount it would have received if there had been no excess payment to such Seller.

ARTICLE IV

TERMINATION

Section 4.1.            Termination Generally. This Agreement shall terminate on the date on which all required Tax Benefit Payments have been made under this Agreement.

Section 4.2.            Early Termination and Breach of Agreement.

(a)            With the written approval of a majority of the board of directors of Parent, Parent may terminate this Agreement with respect to all amounts payable to the Sellers at any time by paying (or causing to be paid) to the Sellers their Pro Rata Portion of the Early Termination Payment; provided, however, that this Agreement shall terminate only upon the receipt of the entire Early Termination Payment by the Sellers. Upon payment of the Early Termination Payment by Parent or its Subsidiaries, Parent shall not have any further payment obligations under this Agreement, other than for any (i) Tax Benefit Payment agreed to by Parent and the Tax Matters Representative as due and payable but unpaid as of the Early Termination Notice and (ii) Tax Benefit Payment due for the Taxable Year ending with or including the date of the Early Termination Notice (except to the extent that the amount described in clause (i) or (ii) is included in the Early Termination Payment).

(b)            In the event of a Change of Control, all obligations hereunder shall be accelerated and such obligations shall be calculated as if an Early Termination Notice had been delivered on the effective date of such Change of Control and shall include, but not be limited to, (i) the Early Termination Payment calculated as if an Early Termination Notice had been delivered on such date, (ii) any Tax Benefit Payment agreed to by Parent and the Tax Matters Representative as due and payable but unpaid as of the date of the deemed Early Termination Notice, and (iii) any Tax Benefit Payment due for the Taxable Year ending with or including the date of the deemed Early Termination Notice (except to the extent that the amount described in clause (ii) or (iii) is included in the Early Termination Payment).

(c)            In the event that (x) Parent breaches any of its material obligations under this Agreement, whether as a result of failure of Parent to make (or cause to made) any payment when due or failure to honor any other material obligation required hereunder or (y) a case is commenced under the Bankruptcy Code against Parent or its Subsidiaries and is not dismissed in sixty (60) days, then, in the case of clause (x) upon notice from Parent and in the case of clause (y) automatically, all obligations hereunder shall be accelerated and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such event and shall include, but not be limited to, (i) the Early Termination Payment calculated as if an Early Termination Notice had been delivered on the date of such event, (ii) any Tax Benefit Payment agreed to by Parent and the Tax Matters Representative as due and payable but unpaid as of the date of such event, and (iii) any Tax Benefit Payment due for the Taxable Year ending with or including the date of such event (except to the extent that the amount described in clause (ii) or (iii) is included in the Early Termination Payment). Notwithstanding the foregoing, in the event that Parent breaches this Agreement, the Tax Matters Representative shall be entitled to elect for the Sellers to receive the amounts set forth in clauses (i), (ii) and (iii) above, or to seek specific performance of the terms hereof from Parent. The parties agree that the failure of Parent to make (or cause to be made) any payment due pursuant to this Agreement within three (3) months of the date such payment is due shall be deemed to be a breach of a material obligation under this Agreement, and that it will not be considered to be a breach of a material obligation under this Agreement to make a payment due pursuant to this Agreement until three (3) months of the date such payment is due.

(d)            In the event of a Divestiture, Parent shall pay (or cause to be paid) to the Sellers the Divestiture Acceleration Payment in respect of such Divestiture, which shall be calculated using the Valuation Assumptions.

Section 4.3.             Early Termination Notice. In the event of a Change of Control, Divestiture, or if Parent chooses to exercise its right of early termination under Section 4.2 above, Parent shall deliver to the Tax Matters Representative notice of such intention to exercise such right (“Early Termination Notice”) and a schedule (the “Early Termination Schedule”) specifying Parent’s intention to exercise such right and showing in reasonable detail the calculation of the Early Termination Payment. The Early Termination Schedule shall become final and binding on all parties thirty (30) calendar days from the first date on which the Tax Matters Representative has received such Schedule or amendment thereto unless the Tax Matters Representative (i) within thirty (30) calendar days after receiving the Early Termination Schedule, provides Parent with notice of a material objection to such Schedule made in good faith (“Material Objection Notice”) or (ii) provides a written waiver of such right of a Material Objection Notice within the period described in clause (i) above, in which case such Schedule becomes binding on the date the waiver is received by Parent (the “Early Termination Effective Date”). If the parties, for any reason, are unable to successfully resolve the issues raised in such notice within thirty (30) calendar days after receipt by Parent of the Material Objection Notice, the Tax Matters Representative and Parent shall employ the Reconciliation Procedures.

Section 4.4.             Payment upon Early Termination.

(a)            Within three (3) calendar days after the Early Termination Effective Date, Parent shall pay (or cause to be paid) to the Sellers an amount equal to the Early Termination Payment. Such payment shall be made by wire transfer of immediately available funds in the manner described in Section 3.1.

(b)            “Early Termination Payment” shall equal the present value, discounted at the Early Termination Rate as of the Early Termination Effective Date, of all Tax Benefit Payments that would be required to be paid by Parent or its Subsidiaries to the Sellers beginning from the Early Termination Date and applying the Valuation Assumptions; provided, however, that in the event of a Change of Control, the Early Termination Payment shall be calculated without giving effect to any limitation on the use of the NOLs resulting from the Change of Control.

(c)            A “Divestiture Acceleration Payment” as of the date of any Divestiture shall equal the present value (discounted at the Early Termination Rate as of such date) of the Tax Benefit Payments resulting solely from the Transferred Tax Benefits that would be required to be paid by Parent or its Subsidiaries to the Sellers beginning from the date of such Divestiture assuming the Valuation Assumptions are applied, provided that the Divestiture Acceleration Payment shall be calculated without giving effect to any limitation on the use of the Transferred Tax Benefits arising from the Divestiture.

ARTICLE V

TAX MATTERS; CONSISTENCY; COOPERATION

Section 5.1.             Participation in Tax Matters. Except as otherwise provided herein and in the Merger Agreement, Parent shall have full responsibility for, and sole discretion over, all Tax matters concerning Parent and its Subsidiaries, including, without limitation, the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to Taxes. Notwithstanding the foregoing, Parent shall (i) notify the Tax Matters Representative of, and keep the Tax Matters Representative reasonably informed with respect to, the portion of any audit, examination, or any other administrative or judicial proceeding (a “Tax Proceeding”) of Parent or any of its Subsidiaries by a Taxing Authority the outcome of which is reasonably expected to affect the rights and obligations of the Company, the Tax Matters Representative or the Sellers under this Agreement, (ii) provide the Tax Matters Representative with a reasonable opportunity to provide information and other input to Parent and its advisors concerning the conduct of any such portion of a Tax Proceeding, (iii) not enter into any settlement with respect to any such portion of a Tax Proceeding that could have a material effect on the Sellers’ rights (including the right to receive payments) under this Agreement without the written consent of the Tax Matters Representative, such consent not to be unreasonably withheld, conditioned or delayed, and (iv) act in good faith with respect to the foregoing and will not take any action, or authorize or permit any of its affiliates or representatives to take any action, with the primary intent of reducing the amount of any Tax Benefit Payment; provided, that Parent shall prepare, file, and/or amend all Tax Returns in accordance with applicable law (including with respect to the calculation of taxable income and any calculations required to be made under this Agreement) and nothing in this Agreement shall prevent the Tax Matters Representative from disputing such Tax matters in accordance with Section 6.8.

Section 5.2.             Consistency. Parent, the Group Companies, the Tax Matters Representative and the Sellers agree to report and cause to be reported for all purposes, including federal, state and local Tax purposes and financial reporting purposes, all Tax-related items (including, without limitation, each Tax Benefit Payment) in a manner consistent with that specified in any Schedule required to be provided by or on behalf of Parent under this Agreement, unless otherwise required by law.

Section 5.3.             Deduction of Transaction Deductions. Parent shall deduct, or shall cause the appropriate Subsidiary of Parent to deduct, any applicable Transaction Deductions to the fullest extent allowed by law in the earliest Taxable Year that such Transaction Deductions are permitted to be deducted; provided that Parent or the applicable Subsidiary shall not be required to deduct any amount in any Taxable Year that is not “more likely than not” deductible in such Taxable Year.

ARTICLE VI

MISCELLANEOUS

Section 6.1.             Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) on the next Business Day when sent by overnight courier, (c) on the second succeeding Business Day when sent by registered or certified mail (postage prepaid, return receipt requested) or (d) when sent by e-mail (provided no “bounce back” or similar message of non-delivery is received) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Parent or the Group Companies, to:

[●]

[●]

[●]

Attention: [●]

Email: [●]

With a copy (which shall not constitute notice) to:

[●]

[●]

[●]

Attention: [●]

Email: [●]

If to the Sellers or the Tax Matters Representative, to:

[●]

[●]

[●]

Attention: [●]

E-mail: [●]

With a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

2049 Century Park East, Suite 3700
Los Angeles, CA 90067

Attention:	Damon R. Fisher, P.C.
Dov Kogen
Telephone:	(213) 680-8113
(310) 552-4383
E-mail:	dfisher@kirkland.com; dov.kogen@kirkland.com

Kirkland & Ellis LLP
601 Lexington Avenue

New York, NY 10022

Attention:	Christian O. Nagler, P.C.
Telephone:	(212) 446-4660
E-mail:	cnagler@kirkland.com

Any party may change its address or email address by giving the other party written notice of its new address or email address in the manner set forth above.

Section 6.2.           Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Delivery of an executed signature page to this Agreement by facsimile or PDF transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 6.3.           Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 6.4.            Governing Law.

(a)            This Agreement, and all claims or causes of action (whether in contract, tort or statute) or matters (including matters of validity, construction, effect, performance and remedies) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by, and enforced in accordance with, the internal substantive and procedural laws of the State of Delaware, including its statutes of limitations (without regard to any borrowing statute that would result in the application of the statute of limitations of any other jurisdiction and regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof).

(b)            Any Legal Dispute must be brought in the Court of Chancery of the State of Delaware and any State of Delaware appellate court therefrom. Each party irrevocably: (i) submits to the exclusive jurisdiction of each such court in any such proceeding or Legal Dispute; (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum; (iii) agrees that all claims in respect of the proceeding or Legal Dispute shall be heard and determined only in any such court; and (iv) agrees not to bring any Legal Dispute arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing in this Agreement shall be deemed to affect the right of any party to this Agreement to serve process in any manner permitted by law or to commence Legal Disputes or otherwise proceed against any other party to this Agreement in any other jurisdiction, in each case, to enforce judgments obtained in any Legal Dispute brought pursuant to this Section 6.4. ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES. THEREFORE, EACH SUCH PARTY TO THIS AGREEMENT IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY TO THIS AGREEMENT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 6.5.         Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 6.6.           Successors; Assignment; Amendments; Waivers.

(a)            Each of the Sellers may assign any of its rights under this Agreement to any Person as long as such transferee has executed and delivered, or, in connection with such transfer, executes and delivers, a Joinder agreeing to become a Seller for all purposes of this Agreement, except as otherwise provided in such Joinder. If a Seller is listed on Schedule A hereto but is not a party to this Agreement by virtue of such Seller not having executed and delivered a signature page to this Agreement, such Seller shall be permitted to execute and deliver a Joinder to become a party to this Agreement (provided, in the case of a Company Securityholder, such Seller has also exercised or converted the applicable underlying Company Security in accordance with its terms) and shall thereafter be entitled to the rights and privileges of a Seller hereunder. If any Seller is not (or does not become) a party to this Agreement within two (2) years of such time as a Tax Benefit Payment becomes payable hereunder, then, subject to applicable law, such Seller shall be deemed to have forfeited such Seller’s right to such Seller’s Pro Rata Portion of such Tax Benefit Payment. Thereafter, such Pro Rata Portion of such Tax Benefit Payment shall be retained by the Company and shall no longer be payable to any other Person pursuant to the terms of this Agreement.

(b)            The Tax Matters Representative may assign its rights under this Agreement in its sole discretion to any Person as long as such transferee has executed and delivered, or, in connection with such transfer, executes and delivers, a joinder to this Agreement, in form and substance reasonably satisfactory to the Company, agreeing to become the Tax Matters Representative for all purposes of this Agreement, except as otherwise provided in such joinder. Each Seller agrees that such transferee shall, with respect to this Agreement, be subject to all of the rights and obligations of the Tax Matters Representative set forth in Section 9.14 of the Merger Agreement.

(c)            No provision of this Agreement may be amended unless such amendment is approved in writing by both Parent and the Tax Matters Representative. No provision of this Agreement may be waived unless such waiver is in writing and signed by the party against whom the waiver is to be effective.

(d)            All of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto, including the Sellers, and their respective successors, assigns, heirs, executors, administrators and legal representatives. Parent and its Subsidiaries shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of Parent or its Subsidiaries, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that Parent and/or any of its Subsidiaries would be required to perform if no such succession had taken place.

Section 6.7.         Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

Section 6.8.         Reconciliation. In the event that Parent and Tax Matters Representative are unable to resolve a disagreement with respect to the matters governed by Section 2.1, Section 2.2, Section 3.1, Section 4.3 or Section 4.4 within the relevant period designated in this Agreement (“Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a partner or principal in a nationally recognized accounting or law firm (the “Expert”) in the particular area of disagreement mutually acceptable to both parties. Unless Parent and the Tax Matters Representative agree otherwise, the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with Parent, the Group Companies, the Tax Matters Representative or other actual or potential conflict of interest. The Expert shall resolve any matter relating to the Early Termination Schedule or an amendment thereto within thirty (30) calendar days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within fifteen (15) calendar days or as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution. For the avoidance of doubt, the Expert shall determine only those matters that are in a Reconciliation Dispute and the Expert’s determination will be based upon and consistent with the terms and conditions of this Agreement. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, the undisputed amount shall be paid as prescribed by this Agreement and such Tax Return may be filed as prepared by the Company, subject to adjustment or amendment upon resolution. The costs and expenses relating to the engagement of such Expert or amending any Tax Return shall be borne by Parent except as provided in the next sentence. Parent and the Tax Matters Representative (on behalf of the Sellers) shall bear their own costs and expenses of such proceeding, unless (i) the Expert adopts the Tax Matters Representative’s position, in which case Parent shall reimburse the Tax Matters Representative for any reasonable out-of-pocket costs and expenses in such proceeding, or (ii) the Expert adopts the Company’s position, in which case the Tax Matters Representative shall reimburse the Company for any reasonable out-of-pocket costs and expenses in such proceeding. Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 6.8 shall be decided by the Expert. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 6.8 shall be binding on Parent and the Tax Matters Representative and may be entered and enforced in any court having competent jurisdiction. The determination by the Expert will be based solely on presentations with respect to such disputed items by Parent and in deciding any matter, the Expert (i) will be bound by the provisions of this Section 6.8, and (ii) may not assign a value to any item greater than the greatest value for such item claimed by either Parent or the Tax Matters Representative or less than the smallest value for such item claimed by Parent or the Tax Matters Representative.

Section 6.9.           Withholding. Parent and its Subsidiaries shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as Parent and its Subsidiaries is required to deduct and withhold with respect to the making of such payment under the Code or any provision of U.S. federal, state, local or non-U.S. Tax law. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by Parent and its Subsidiaries, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the relevant Seller.

Section 6.10.         Consolidated Group Matters; Transfers of Corporate Assets.

(a)            If Parent or any Group Company becomes a member of an affiliated, consolidated, combined, or unitary group of corporations that files a consolidated, combined, or unitary income Tax Return pursuant to Sections 1501 et seq. of the Code or any corresponding provisions of U.S. state or local Tax law, then, subject to the application of the Valuation Assumptions upon a Change of Control: (i) the provisions of this Agreement shall be applied with respect to the group as a whole; and (ii) Tax Benefit Payments, Early Termination Payments and other applicable items hereunder shall be computed with reference to the consolidated taxable income of the group as a whole.

(b)            If Parent or any of its Subsidiaries transfers one or more assets to a corporation (or a Person classified as a corporation for Tax purposes) with which Parent does not file a consolidated Tax Return pursuant to Section 1501 of the Code or any provisions of state or local Tax law, such entity, for purposes of calculating the amount of any Tax Benefit Payment or Early Termination Payment (e.g., calculating the gross income of the entity and determining the Realized Tax Benefit of such entity) due hereunder, shall be treated as having disposed of such asset in a fully taxable transaction on the date of such contribution. The consideration deemed to be received by such entity shall be equal to the fair market value of the contributed asset.

Section 6.11.       Actions of the Tax Matters Representative. Without further action of any of the parties hereto, the Tax Matters Representative is hereby irrevocably constituted and appointed as the Tax Matters Representative, with full power of substitution, to take any and all actions and make any decisions required or permitted to be taken by the Tax Matters Representative under this Agreement. Any decision, act, consent or instruction of the Tax Matters Representative shall constitute a decision of all Sellers and shall be final, binding and conclusive upon each Seller, and Parent and the Company may rely upon any decision, act, consent or instruction of the Tax Matters Representative as being the decision, act, consent or instruction of each Seller.

Section 6.12.      Confidentiality. Each Seller and the Tax Matters Representative agrees to hold, and to use its reasonable efforts to cause its authorized representatives to hold, in strict confidence, the books and records of Parent and all information relating to Parent’s properties, operations, financial condition or affairs, in each case, which are furnished to it pursuant to the terms of this Agreement (collectively, the “Confidential Information”). Notwithstanding anything herein to the contrary, Confidential Information shall not include any information that (i) is or becomes generally available to the public other than as a result of an unauthorized disclosure by a Seller or the Tax Matters Representative, (ii) is or becomes available to a Seller or the Tax Matters Representative, or any of their respective Authorized Recipients (as defined below) on a nonconfidential basis from a third-party source, which source, to the knowledge of such Seller or the Tax Matters Representative, as applicable, is not bound by a legal duty of confidentiality to Parent in respect of such Confidential Information, or (iii) is independently developed by a Seller or the Tax Matters Representative or their Authorized Recipients. Notwithstanding anything herein to the contrary, a Seller or the Tax Matters Representative may disclose any Confidential Information to (x) any of its representatives, (y) any affiliates or (z) in the case of a Seller, any bona fide prospective assignee of such Seller’s rights under this Agreement, or prospective merger or other business combination partner of such Seller (the persons in clauses (x), (y) and (z), collectively, the “Authorized Recipients”). If a Seller or the Tax Matters Representative or any of their respective Authorized Recipients is required or requested by law or regulation or any legal or judicial process to disclose any Confidential Information, if disclosure of Confidential Information is required by any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of government with authority over such Seller or the Tax Matters Representative or Authorized Recipient, or if disclosure of Confidential Information is required in connection with the tax affairs of such Seller or the Tax Matters Representative or Authorized Recipient, such Seller or the Tax Matters Representative or Authorized Recipient, as the case may be, may disclose only such portion of such Confidential Information as may be required or requested without liability hereunder.

Section 6.13.       No Similar Agreements. Neither Parent nor any of its Subsidiaries shall enter into any additional agreement providing rights similar to this Agreement to any Person (including any agreement pursuant to which Parent or its Subsidiaries is obligated to pay amounts with respect to tax benefits resulting from any net operating losses or other tax attributes to which Parent and its Subsidiaries becomes entitled as a result of a transaction) without the prior written consent of the Tax Matters Representative.

Section 6.14.       Change in Law. Notwithstanding anything herein to the contrary, if, in connection with an actual or proposed change in law, a Seller reasonably believes that the existence of this Agreement could have material adverse Tax consequences to Seller and/or its direct or indirect owners, then at the election of the Seller (with the prior written consent of the Tax Matters Representative) and to the extent specified by the Seller, this Agreement (I) shall cease to have further effect with respect to such Seller, or (II) shall otherwise be amended in a manner determined by the Seller to waive any benefits to which such Seller would otherwise be entitled under this Agreement, provided that such amendment shall not result in (x) an increase in or acceleration of payments by Parent, or (y) a decrease in the amounts payable to other Sellers, in each case, under this Agreement at any time as compared to the amounts and times of payments that would have been due in the absence of such amendment.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

[●]

By:
Name:
Title:

Events.com, Inc.

By:
Name:
Title:

[Mitch Thrower]
as Tax Matters Representative

By:
Title:

Schedule A

Record Owners of Company Stock

Exhibit B

FORM OF JOINDER AGREEMENT

This JOINDER AGREEMENT, dated as of [•], 20__ (this “Joinder”), is delivered pursuant to that certain Tax Receivable Agreement, dated as of [•], 2024 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Tax Receivable Agreement”) by and among EVENTS.COM, INC., a California corporation (the “Company”), [●], a Delaware corporation (“Parent”), [Mitch Thrower], solely in the capacity of the Tax Matters Representative (the “Tax Matters Representative”), and the other Persons that are “Sellers” thereunder. Capitalized terms used but not otherwise defined herein have the respective meanings set forth in the Tax Receivable Agreement.

1.            Joinder to the Tax Receivable Agreement. By signing and returning this Joinder to Parent, the Company and the Tax Matters Representative, the undersigned accepts and agrees to be bound by and subject to all of the terms and conditions of a Seller contained in the Tax Receivable Agreement, with all attendant rights, duties and obligations of a Seller thereunder. The parties to the Tax Receivable Agreement shall treat the execution and delivery hereof by the undersigned as the execution and delivery of the Tax Receivable Agreement by the undersigned and, upon receipt of this Joinder by Parent, the Company and the Tax Matters Representative, the signature of the undersigned set forth below shall constitute a counterpart signature to the signature page of the Tax Receivable Agreement.

2.            Incorporation by Reference. All terms and conditions of the Tax Receivable Agreement are hereby incorporated by reference in this Joinder as if set forth herein in full.

3.            Address. All notices under the Tax Receivable Agreement to the undersigned shall be directed to:

[Name]

[Address]

[City, State, Zip Code] Attn:

E-mail:

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Joinder as of the day and year first above written.

[NAME OF NEW PARTY]

By:
Name:
Title: